Exhibit (a)(1)

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

Media Contact:

Tori Harms, 503-226-3440

McCormick & Schmick’s Seafood Restaurants, Inc. Issues Statement

Regarding Proposed Acquisition

Portland, Ore. – April 5, 2011 – McCormick & Schmick’s Seafood Restaurants, Inc. [Nasdaq: MSSR] responded today to an announcement by Tilman Fertitta, the controlling stockholder of Landry’s Restaurants, Inc., who issued a press release stating that he intends to commence, through an affiliate, a tender offer to acquire all shares of MSSR not owned by Mr. Fertitta or his affiliates for $9.25 cash per share. McCormick & Schmick’s did not solicit such an offer and has had no discussions with Mr. Fertitta concerning it. If the offer is formally made, the McCormick & Schmick’s board of directors will respond appropriately in accordance with its fiduciary duties. The board has made no decision at this point whether to initiate or enter into discussions with Mr. Fertitta or any other party or to consider any sale or other strategic transaction concerning the Company.

Important Notice

Promptly after the board of directors decides upon a recommended course of action, McCormick & Schmick’s will issue a solicitation/recommendation statement pursuant to Rule 14d-9 under the Securities Exchange Act of 1934, as amended. We strongly urge stockholders to read that information statement carefully because it will contain important information. Copies of that solicitation/recommendation statement will be available without charge by contacting Don Duffy at 203-682-8200, or from the company’s website: www.McCormickandSchmick.com by clicking on the “Investor Relations” tab. The solicitation/recommendation statement also is available without charge from the Securities and Exchange Commission’s website at www.sec.gov.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 96 restaurants, including 89 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 39 years by focusing on serving a broad selection of fresh seafood.

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